                                                               February 21, 2002

Synergy Technologies Corporation
335 25th Street, S.E.
Calgary, Alberta T2A 7H8
Canada

                  Re: Retainer Agreement
                      ------------------

Ladies and Gentlemen:

         By countersigning this letter in the space provided below, Synergy Technologies Corporation ("you" or the "Company") agrees to modify that paragraph of the retainer agreement between Ruffa & Ruffa, P.C. and the Company dated July 16, 2001 (the "Retainer") titled "Monthly Invoices and Delinquent Accounts." Said paragraph as amended shall read as follows:

         "Monthly Invoices and Delinquent Accounts

         We typically bill on a monthly basis. Payment is due upon receipt of the invoice. A Statement of Account will be forwarded to you automatically each month if you have any outstanding invoices. Ruffa & Ruffa, P.C. like other businesses, requires accounts to be paid promptly. Please understand that no matter how your payment is designated to be applied, all payments received will first be applied against accrued late payment charges, then to costs or expenses advanced or incurred and last to fees. We add a late payment charge to accounts not paid within thirty days of the invoice date. The late payment charge is currently assessed at a rate of [l%] per month on any unpaid balance for corporations and [.66(degree)/o] per month for individuals. Invoices which remain uncontested for a period of 60 days shall be deemed accepted by the Company. In the event that an account becomes delinquent, the firm employs prudent collection procedures and the firm may discontinue representation. If an account goes unpaid for 120 days after the services are rendered, the account is referred to an attorney for collection. By entering this Agreement, you also agree to pay all costs incurred by this firm in collecting on your delinquent account, including attorneys' fees.

         In the event that the Company does not have sufficient cash to satisfy an invoice when rendered, we may elect to accept payment of all or any portion of the amount of an outstanding invoice, subject to the approval of the Company's board of directors, in shares of the Company's common stock, valued at a price to be agreed upon between us and the Company. The shares of common stock shall be offered and sold to us pursuant to a registration statement on Form S-8. In the event that we mutually agree to the issuance of stock in payment of an invoice, we shall be entitled to sell, unless we and you agree otherwise, up to 3,000 shares on each trading day after receipt of the shares on the exchange on which the Company's common stock is trading until all shares of common stock have been sold. In the further event that the sale of all shares does not yield an amount equal to the fees to be paid by the issuance of the shares of common stock, then the Company shall pay to us any shortfall in cash. If we do not sell the shares of common stock in the manner herein provided or as we and you may otherwise mutually agree, you shall not be obligated to pay us any additional sums in the event of any shortfall in the amount to be received by us from the sale of the shares as contemplated by the foregoing sentence"

         We hereby confirm that the legal services for which the shares of the Company's common stock may be offered and sold to us on Form S-8 will be issued in the name of our officers and, in all events, will not be for service rendered in connection with the offer and sale of securities in a capital raising transaction, or which do not directly or indirectly promote or maintain a market for the Company's securities.

         At January 31, 2002, the Company's outstanding invoice to us aggregated $30,646.75. We hereby elect to accept $10,000 of said sum in cash and 34,412 shares of common stock in payment of $20,646.75 of the fees due on said invoice, provided that the shares are registered on Form S-8 as provided in the amendment to the Retainer Agreement as hereinabove set forth. You agree to prepare and file the Form S-8 as expeditiously as possible after the date on which you execute this letter agreement.

         Please note that this letter may be filed as an exhibit to the Form S-8 by which the shares of common stock are offered and sold to us.

         If you agree with the terms hereof, please sign and a copy of this letter agreement at your earliest convenience.


                                                Very truly yours,
                                                Ruffa & Ruffa, P.C.

                                                By  /s/ William P. Ruffa
                                                  --------------------------
                                                        William P. Ruffa


AGREED TO AND ACCEPTED
this _______ day of February, 2002:
SYNERGY TECHNOLOGIES CORPORATION


By:  /s/ Kelly Warrack
  --------------------------------